EXHIBIT 99

ProCentury Corporation Increases Quarterly Dividend to $0.03 per Share
COLUMBUS, Ohio, March 13 — PROCENTURY CORPORATION (Nasdaq: PROS), a specialty property and casualty insurance holding company, today announced that its Board of Directors has approved a cash dividend of $0.03 per share, an increase of one-half cent, compared to the dividend declared in November of 2005. The dividend is payable on April 17, 2006 to stockholders of record on March 27, 2006.
The dividend increase to $0.03 is the second dividend increase announced by the company in as many quarters.
Additionally, ProCentury announced that it will hold its 2006 Annual Shareholders’ Meeting on Monday, May 15, 2006 at 1:30 p.m. The meeting will be held at the Company’s headquarters, 465 Cleveland Avenue, Westerville, Ohio, 43082.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites general liability, commercial property, and multi-peril insurance for small and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
Source: ProCentury
Contact: Jeff Racz, 614-823-6302